Exhibit 10.2

2005 NON-EMPLOYEE DIRECTOR BOARD FEES - SUMMARY

  Retainer fee - $25,000 annually, $6,250 per quarter of which $5,000 per year must be taken in restricted stock after a six (6) month election period.

  Additional retainer fee - $5,000 annually, $1,250 per quarter for the chairman of the board and the chairman of each committee.

  Additional retainer fee for audit committee members - $10,000 annually, $2,500 per quarter, additional retainer for audit committee members.

  Per meeting fee - $2,000 if attended in person. $1,000 If attended by telephone.

  Per committee meeting - $1,500.

  Per telephonic special meeting - $1,000.

  Directors may elect to receive retainer fee in stock at 75% of market value equal to the closing price on the first trading day of the year. They must take at least $5,000 per year of retainer in resticted stock.

  Directors will receive an option to purchase 5,000 shares of stock at an exercise price equal to the closing price on the first trading day of the year.

  Company will reimburse reasonable fees for attending board meetings.